Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
November 2, 2006

FINAL

Thank you James, and good morning everyone.

I’m pleased with our 3rd quarter results. All of our business segments are performing well and our momentum continues. The completion of the sale of our European railcar business during the 3rd quarter allows us to dedicate our resources on other parts of our company.

During the 3rd quarter our North American railcar shipments totaled 6546 units. This was the 4th highest quarterly railcar shipment in Trinity’s history. We expect our quarterly shipments to fluctuate between 6300 to 6500 units for the next two quarters. Our 2006 annual shipments will be a little over 25,000 units. Our North American rail businesses continues to benefit from a variety of productivity improvements associated with long production runs. Trinity’s businesses perform very well during high volume repetitive production. Strong 3rd quarter railcar orders increased our railcar backlog to an all time record of approximately 32,200 units. This is in part due to an increase in demand for railcars servicing the renewable fuels market. Our production flexibility also gives us a marketing edge. We have honed our ability to quickly shift production from product line to product line to accommodate customer needs and growing market trends. During the next few quarters, we will convert some production capacity to produce additional railcars for the renewable fuels market. While these conversions will result in some short term cost and lost production, they will provide substantial long term gains.

Our barge business continues to perform well. Demand for barges remains consistent. Our backlog of orders for barges currently extends into 2008. We have been successful at increasing our barge production and are continuing to search for additional opportunities to expand capacity. Last month we opened our new paint facility in our largest tank barge plant. This will help increase our output.

Financial results for our construction product businesses improved slightly on a year-over-year basis. We are beginning to see the impact of the transportation bill signed more than a year ago in our highway safety products business. Highway safety products are usually one of the final items installed when new roads are constructed. Our concrete and aggregate business is relatively steady. The diversification of the markets we serve have kept us insulated from the residential housing construction decline. We are beginning to see some slight effects from the housing market slowdown.

Our structural wind towers business continues to perform well. In September I toured our wind tower manufacturing facility in Ft. Worth, Texas and was very impressed with the productivity there and the quality of our workmanship. Manufacturing wind tower structures requires a high level of competency in fabricating large diameter steel structures. We have been very successful in converting some of our tank manufacturing facilities to wind tower construction. We are now manufacturing wind tower structures in Mexico for both Mexico and the U.S. markets. We expect to add additional manufacturing capacity to serve the Midwest market.

Trinity’s high level of production flexibility enables us to pursue a variety of opportunities in our various businesses. We continue to invest resources to enhance our flexibility. Our tank manufacturing facilities can shift between railroad tank cars, storage tanks and wind towers. We are also enhancing our flexibility to shift between freight cars and tank cars. This will allow us to pursue more opportunities across our broad product line of railcars.

Trinity’s leasing company continues to grow at an aggressive pace. Our leasing company plays a strategic role in our railcar business. It is also an important component of our strategy to diversify our long term earnings base. I remain optimistic about the opportunities for our company and am pleased to provide a positive 3rd quarter report.

I will now turn it over to Steve Menzies to provide more information about our railcar business.